Exhibit 99.3

Bion Issues 2021 Year-End Update and Outlook

December 13, 2021. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that largely mitigates environmental impacts and recovers high-value coproducts, today released a year-end update and provided an outlook on expectations in 2022. The report focuses on four key areas:

  Industry and consumer trends
  Sustainable beef demonstration project
  Organic co-product approvals/ certifications
  Pennsylvania and national policy

The full update can be found on Bion’s website at Bion Update and Outlook – December 2021.

Craig Scott, Bion’s director of communications, stated, “Bion’s momentum continues to build, and it is extremely gratifying to see Wall Street beginning to appreciate our opportunity. As we move forward on multiple fronts – developing the beef demo project and proving up the tech at scale; increasing Wall Street exposure, as well as implementing corporate changes, to prepare for an uplist to a national exchange; and nailing down the corners of our organic initiatives related to fertilizer, corn, and beef – we hope to demonstrate to Wall Street just how attractive this opportunity really is.

Anyone who has spoken with me in the last year knows that I have a favorite (if somewhat crude) saying: ‘there are at least 46 different ways this cat can get skinned.’ That’s not just a reference to the fact that there are many ways it could happen; it’s also a reference to how many different ways we have to ‘win’. I have a new (and not so crude) saying now, courtesy of an institutional analyst I have been speaking with, that is actually much more descriptive: ‘we have a lot of shots on goal’. And we do.”

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About Bion: Bion’s patented third generation (3G) technology was designed to substantially reduce the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value coproducts and renewable energy that increase revenues. Bion’s 3G tech platform can provide low-cost high-impact solutions to the air and water quality issues related to livestock production, while creating a pathway to economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website, www.bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘expectations’, ‘hope to’, ‘outlook’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct